Exhibit 99.1
RETENTION BONUS, MERGER, AND MODIFICATION AGREEMENT
     This Retention Bonus, Merger, and Modification Agreement (this “Agreement”) is between Ron Garriques (“Garriques”) and Dell Inc., for itself and its subsidiaries (collectively “Dell”).
     WHEREAS Ron Garriques (“Garriques”) joined Dell on February 19, 2007;
     WHEREAS Garriques’ February 12, 2007, Offer Letter (the “Offer Letter”) provides that, for calendar years 2008, 2009, 2010, 2011, and 2012, Garriques will receive, each year, assuming continued employment, a grant of restricted units equal to 600% of Garriques actual annual base salary for that year, which will vest over three years, in equal amounts each year;
     WHEREAS Garriques’ Offer Letter and New Hire Long Term Cash Award Agreement (“LTCA Agreement”) provide that Garriques will receive $3,000,000.00, less applicable withholdings, paid out in equal amounts over a 3 year period, beginning on the first anniversary of Garriques’ hire date, and Garriques has already been paid $1,000,000.00 on his first anniversary and $1,000,000.00 on his second anniversary;
     WHEREAS Garriques’ February 12, 2007, Letter Agreement (the “Letter Agreement”) provides for a severance payment to Garriques in the event Garriques is terminated by Dell without good cause (as defined in the Letter Agreement) or resigns from Dell with good reason (as defined in the Letter Agreement);
     WHEREAS Garriques and Dell desire to restructure certain terms of their relationship;
     NOW THEREFORE Garriques and Dell have agreed as follows:
     1. Retention Bonus. Dell will pay Garriques a one-time retention bonus of $2,000,000.00 (the “Retention Bonus”), less applicable deductions and withholdings. Garriques understands and agrees that the Retention Bonus is a form of extraordinary compensation and not part of Garriques’ regular compensation. Garriques understands and agrees that Garriques is not entitled, contractually or otherwise, to the Retention Bonus. If Garriques voluntarily separates from Dell for any reason prior to March 31, 2010, or is involuntarily separated from Dell for Cause prior to March 31, 2010, Garriques agrees that Garriques will pay the entire amount of the Retention Bonus back to Dell.
     2. Cause. For purposes of this Agreement, Cause means: (a) a violation of Garriques’ obligations regarding Dell’s confidential or proprietary information or trade secrets; (b) an act or omission by Garriques resulting in Garriques being convicted of a criminal offense involving moral turpitude, dishonesty or breach of trust; (c) an act or omission by Garriques resulting in Garriques being charged with a criminal offense involving moral turpitude, dishonesty, or breach of trust, if Dell Senior Management also determines that Garriques continuing in Garriques’ role with Dell would put Dell’s brand at risk; (d) conduct by Garriques which constitutes a felony or a plea or guilty or nolo contrendre with respect to a felony under applicable law; (e) Garriques’ insubordination or refusal to implement directives of Garriques’ manager; (f) Garriques’ breach of a fiduciary duty to Dell, it affiliates, or the shareholders of any of them; (g) Garriques’s gross negligence in the performance of Garriques’ job duties; (h) willful
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Ron Garriques
3/9/2009
or repeated failure to perform Garriques’ job duties or duties under Garriques’ agreements with Dell; (i) Garriques’ chronic absenteeism; (j) Dell’s Senior Management’s determination that Garriques violated Dell’s Code of Conduct or committed other acts of misconduct; or (k) Dell’s Senior Management determination that Garriques has engaged in a violation or potential violation of state or federal law relating to the workplace environment (including, withotu limitation, laws relating to sexual harassment or age, sex, or other prohibited discrimination). Notwithstanding the foregoing, Cause will not exist under subsections (a) through (k) of the foregoing, if the act or omission at issue was inadvertent and unintentional and Garriques reasonable cures same to Dell’s satisfaction within 30 days of the act or omission.
     3. Merger, Modifications, And Waivers. In exchange for the consideration provided herein, Garriques agrees as follows:
     a. Garriques’ Letter Agreement is hereby merged out of existence and rendered of no further force or effect, and Dell is released of any and all obligations under the Letter Agreement, including the obligation to pay severance. Garriques waives any claim of any form of entitlement under the Letter Agreement, including but not limited to any claim of severance. To the extent any other agreement between Garriques and Dell must be modified or executed to effect the merger of the Letter Agreement and the release of Dell’s obligation to provide and Garriques’ entitlement to receive the grants of restricted stock units described in this paragraph, Garriques and Dell agree that such agreement is so modified or will be so executed, as appropriate.
     b. Garriques’ Offer Letter is hereby modified to eliminate Dell’s obligation to provide, and Garriques’ entitlement to receive, grants of restricted stock units equal to 600% of Garriques actual annual base salary for calendar years 2010, 2011, and 2012. Garriques releases Dell from any obligation to grant any such restricted stock units and waives any claim of any form of entitlement to any such grants or any such restricted stock units. To the extent any other agreement between Garriques and Dell must be modified or executed to effect the modification of the Offer Letter or the release of Dell’s obligation to provide and Garriques’ entitlement to receive the grants of restricted stock units described in this paragraph, Garriques and Dell agree that such agreement is so modified or will be so executed, as appropriate.
     c. Garriques’ Offer Letter and LTCA Agreement are hereby modified to eliminate Dell’s obligation to provide, and Garriques’ entitlement to receive, the final $1,000,000.00 installment (of the total $3,000,000.00 payment) that would otherwise be due on the third anniversary of Garriques’ hire date. Garriques releases Dell from any obligation to make said payment and waives any claim of any form of entitlement to said payment. To the extent any other agreement between Garriques and Dell must be modified or executed to effect the modification of the Offer Letter or the LTCA Agreement or the release of Dell’s obligation to provide and Garriques’ entitlement to receive said payment, Garriques and Dell agree that such agreement is so modified or will be so executed, as appropriate.
     d. The remaining provisions of the Offer Letter remain in full force and effect. Except as stated herein, this Agreement will have no effect on any other agreements between Garriques and Dell.
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Ron Garriques
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     4. At-Will. Garriques agrees that nothing in this Agreement alters the at-will nature of Garriques’ relationship with Dell. Garriques agrees that Dell and Garriques each retain the right to terminate the employment relationship at any time, with or without notice or cause.
     5. Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement.
     6. Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS. THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF WILLIAMSON COUNTY, TEXAS.

Dell Inc.

/s/ Ron Garriques	By:	/s/ Andrew C. Esparza

Ron Garriques		NAME:	Andrew C. Esparza
		TITLE:	Senior Vice President, Human Resources

Date: March 9, 2009	Date: March 9, 2009
Dell Confidential